Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of the 1st day of June, 2017, by and among Hickok Acquisition A LLC, an Ohio limited liability company (“Buyer”), Air Enterprises Acquisition LLC, a Delaware limited liability company (“Seller”), and A. Malachi Mixon, III and William M. Weber, each an individual and a member of Seller (each a “Member,” and collectively with Seller, the “Seller Parties”).

RECITALS:

WHEREAS, Seller is engaged in the business of designing, engineering, manufacturing and installing commercial, institutional, and industrial custom air handling solutions worldwide (the “Business”).

WHEREAS, on the terms and subject to the conditions of this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of Seller’s assets used by Seller in the operation of the Business, and Seller desires to assign to Buyer, and Buyer desires to assume from Seller, certain specified liabilities of Seller related to the Business.

WHEREAS, the Members own membership interests of Seller and will directly benefit from the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, Buyer and Seller Parties hereby agree as follows:

ARTICLE 1

Definitions

1.1     Definitions. Certain terms used in this Agreement shall have the meanings set forth in Article 9, or elsewhere herein as indicated in Article 9.

1.2     Accounting Terms. Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP, except as may otherwise be specified herein.

ARTICLE 2

Purchase and Sale

2.1     Purchase and Sale.

2.1.1     Acquired Assets. On the terms and subject to the conditions contained herein, Seller hereby sells, assigns, transfers and delivers to Buyer, and Buyer hereby purchases, acquires and accepts from Seller, free and clear of all Liens (other than Permitted Liens), all of Seller’s right, title and interest in and to all of Seller’s assets, properties, rights and claims that are used in or related to Seller’s conduct of the Business (other than the Excluded Assets) (the “Acquired Assets”), including, without limitation, the following:

(a)     Accounts Receivable. All accounts receivable and all notes, bonds and other evidences of indebtedness in favor of Seller and rights to receive payments arising out of sales and services rendered, including any rights of Seller with respect to any third party collection procedures or any other actions or proceedings which have been commenced in connection therewith, together with the proceeds in respect of any of the foregoing (the “Accounts Receivable”);

(b)     Inventory. Any and all inventory used in or held for use in the Business, including, without limitation, any samples, raw materials, work in progress, accessories, supplies, spare parts, finished products, shipping containers, labels, packaging materials, and any prepaid inventory, whether in the possession of Seller, on consignment or otherwise in the possession of a third party, or in transit to Seller (the “Inventory”);

(c)     Fixed Assets. All machinery, equipment, furniture, furnishings, molds, fixtures, tools, dies, vessels, vehicles, computers and other tangible personal property used in or related to Seller’s conduct of the Business, including, without limitation, all Fixed Assets located at the Akron Facilities, which include all Fixed Assets set forth on Schedule 2.1.1(c) (collectively, the “Fixed Assets”);

(d)     Business Intellectual Property. All Intellectual Property owned or used by Seller in its operation of the Business, including, without limitation, the name “Air Enterprises” and any variation or derivation thereof (collectively, the “Business Intellectual Property”), together with the goodwill and right to sue third-parties for past infringement or improper, unlawful or unfair use or disclosure of the Business Intellectual Property;

(e)     Assumed Contracts. To the extent transferable, the Contracts to which Seller is a party that are related to its operation of the Business and that are set forth on Schedule 2.1.1(e) (collectively, “Assumed Contracts”);

(f)     Books and Records. Subject to Section 7.1.4 and other than the Excluded Records, all of the books and records of Seller related to the Acquired Assets or the Business, including business records, files, research material, tangible data, documents, payroll and personnel records with respect to the Transferred Employees (to the extent permitted by Law), invoices, customer lists, vendor lists, service provider lists, sales and sales promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists and reference catalogs, in each case whether in written or electronic form; provided, that to the extent such books and records are not reasonably separable from documents or databases that do not relate exclusively to the Business, copies of such books and records shall be provided to Buyer;

(g)   Listings. All interests in and to telephone and fax numbers, post office boxes and all listings in all telephone books and directories, stationery, forms, labels, shipping materials, catalogs, brochures, art work, photographs, digital marketing materials and advertising and promotional materials used in or related to the Business, whether in written or electronic form;

(h)     Permits. To the extent transferable, all Permits held by Seller that are required by Governmental Authorities and used in Seller’s operation of the Business or the operation of the Acquired Assets (the “Acquired Permits”);

(i)      Prepaid Assets. All prepaid assets and other similar items, including prepaid expenses, security deposits, deferred charges, advance payments and other prepaid items, in each case related to the Business (the “Prepaid Assets”);

(j)      Customer Deposits. All prepaid deposits of any customers of the Business;

(k)     Claims. Except for any claims arising under insurance policies of Seller, all rights, claims, causes of action (including, without limitation, rights of recovery, rights of setoff, rights of recoupment and other rights of any kind against third parties) and choses in action of Seller relating to any of the Acquired Assets, the Business or the Assumed Liabilities, along with any and all recoveries by settlement, judgment or otherwise in connection with same;

(l)      Warranties. All of Seller's rights in, to and under third party warranties and guarantees extended by suppliers, vendors, contractors, manufacturers and licensors that are part of any of the Acquired Assets, the Business or the Assumed Liabilities;

(m)    Goodwill. Any and all goodwill and going concern value associated with the Business or the Acquired Assets;

(n)     UPC Codes. All Global Trade Item Numbers or Universal Product Codes related to the Acquired Assets and/or the Business;

(o)     Club Membership. One of Seller’s memberships to Firestone Country Club associated with Glenn Swartz; and

(p)     Other Assets. All other assets of Seller used in or related to its operation of the Business (unless included in the Excluded Assets).

2.1.2     Excluded Assets. The following assets, properties, rights, Contracts and claims, wherever located, whether tangible or intangible, real or personal, of Seller (whether or not related to, or used by Seller in its operation of, the Business) are not included in the definition of Acquired Assets and are not being sold, assigned, transferred or delivered to Buyer (collectively, the “Excluded Assets”):

(a)     Cash; Bank Accounts. All cash, cash equivalents, marketable securities and similar investments, bank accounts, lockboxes and deposits of Seller;

(b)     Claims. All rights, claims, causes of action (including, without limitation, rights of recovery, rights of setoff, rights of recoupment and other rights of any kind against third parties) and choses in action of Seller relating to any of the Excluded Assets or Retained Liabilities and all such claims arising under insurance policies of Seller (including, for the avoidance of doubt, all such claims arising out of the operation of the Business prior to the Closing), along with any and all recoveries by settlement, judgment or otherwise in connection with same;

(c)     Warranties. All of Seller's rights in, to and under third party warranties and guarantees extended by suppliers, vendors, contractors, manufacturers and licensors that are part of any of the Excluded Assets or Retained Liabilities;

(d)     Insurance Policies. All insurance policies of Seller and all claims and rights of Seller under such insurance policies, whether or not related to the Business;

(e)     Seller Plans. All rights and interest in and under the Seller Plans (including any pension and 401(k) plans);

(f)     Tax Refunds and Deposits. All (i) claims for and rights of Seller to receive Tax refunds and (ii) Tax deposits;

(g)     Transaction Documents. All rights of Seller under this Agreement, the other agreements and instruments executed and delivered in connection with this Agreement, and the transactions contemplated hereby or thereby;

(h)     Excluded Records. (i) Seller’s minute books, stock books and other organizational records having to do with the formation and capitalization of Seller, (ii) any personnel records and other records relating to the employees of Seller that Seller is required by Law to retain in its possession, and (iii) Tax Returns of Seller (collectively, the “Excluded Records”);

(i)      Capital Stock. All capital stock or other equity interests of Seller owned by Seller in any other Person;

(j)      Excluded Contracts. Any Contracts which are not included among the Assumed Contracts (the “Excluded Contracts”), including, without limitation, the Leases;

(k)     Other Excluded Assets. The assets set forth on Schedule 2.1.2(k); and

(l)      Other Assets. All assets of Seller or any of its Affiliates relating exclusively to the Retained Businesses.

2.1.3     Assumed Liabilities. Buyer hereby assumes and agrees to pay, perform and discharge when due only the following Liabilities of Seller, and in each case only to the extent such Liabilities arise exclusively from the operation the Business (the “Assumed Liabilities”):

(a)     Trade Payables. All trade accounts payable of Seller related exclusively to the Business that: (i) are not outstanding in excess of Seller’s normal and customary periods for payment as of the Closing and in no event more than one hundred twenty (120) days old, (ii) arose in the ordinary course of the Business, and (iii) remain unpaid at the Closing, all as specifically set forth on Schedule 2.1.3(a) (the “Trade Payables”);

(b)     Assumed Contracts. The performance or payment obligations arising after the Closing under the Assumed Contracts to the extent (i) such performance or payment obligations accrue, relate and are to be performed solely after the Closing, (ii) such performance or payment obligations are not related to a breach of an Assumed Contract that occurred prior to the Closing, and (iii) the corresponding benefits of such Assumed Contracts are validly assigned to and received by Buyer; and

(c)     Accrued Liabilities. Those accrued liabilities of Seller relating exclusively to the Business incurred in the ordinary course of business and specifically listed by account set forth on Schedule 2.1.3(c) (the “Assumed Accrued Liabilities”).

     2.1.4     Retained Liabilities.      Notwithstanding anything in this Agreement to the contrary, except for the Assumed Liabilities, Buyer is not assuming and will not become responsible for any Liabilities of Seller, whether or not related to the Business (the Liabilities being retained by Seller are hereinafter collectively referred to as the “Retained Liabilities”). No disclosure by Seller contained in the Disclosure Schedules will in any way affect Seller’s obligations hereunder with respect to the Retained Liabilities. A non-exclusive list of the Retained Liabilities is set forth below:

(a)     Transaction Documents. Any of Seller’s Liabilities under this Agreement or the Seller Ancillary Agreements;

(b)     Expenses. Any of Seller’s Liabilities for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including all attorneys’ and accountants’ fees and brokerage fees), including without limitation, any unpaid change of control or severance obligations of Seller;

(c)     Taxes. Any Liability of Seller for Taxes, including any Liability of Seller for any amount of federal, state, local or other Taxes which are imposed on or measured by the income of Seller for any period;

(d)     Product Liability. All Liabilities to customers or third parties with respect to services performed by Seller prior to the Closing or products manufactured, sold, assembled, distributed or leased by Seller prior to the Closing, without regard to (i) the basis or theory of claim (negligence, strict tort, breach of express or implied warranty, fraud or failure to warn, test, inspect or instruct, infringement claims and any related claims, or otherwise), (ii) the nature of the damages sought (property damage, economic loss, personal injury, wrongful death or other), or (iii) whether the claim arose or is asserted before or after the Closing;

(e)      Employees. All Liabilities arising out of the employment relationship between Seller and any of its employees or former employees existing at any time, whether before or after the Closing, including, without limitation, all Liabilities relating to any Seller Plan or other Plan sponsored or maintained by Seller at any time or to which Seller has made contributions, all severance claims of any employee of Seller (including, without limitation, such claims relating to or resulting from the consummation of the transactions contemplated hereby) and all workers’ compensation or EEOC claims, demands, investigations or proceedings relating to matters which occurred prior to the Closing;

(f)      Past Violations. Any of Seller’s Liabilities (i) arising by reason of any violation or alleged violation of any Law or any requirement of any Governmental Authority or (ii) arising by reason of any breach or alleged breach by Seller of any Contract, Permit or Order;

(g)     Litigation. Any of Seller’s Liabilities relating to any legal action, litigation, proceeding or claim arising out of or in connection with Seller’s conduct of the Business or any other conduct of Seller, Seller’s officers, directors, employees, consultants, agents or advisors on or prior to the Closing Date;

(h)     Environmental. Any Liability arising under Environmental Law and relating to or arising from Seller, whether or not related to the Business or the Acquired Assets prior to the Closing Date, including, but not limited to, any such Liability relating to or arising from (i) the Leased Real Property or any other real property presently or formerly owned, operated or leased by Seller, (ii) the off-site transportation, disposal or arranging for the off-site disposal of any Hazardous Materials, (iii) the release of Hazardous Materials in, at, on, from or emanating from the Leased Real Property or any other real property presently or formerly owned, operated or leased by Seller, or (iv) the actual or alleged violation of any Environmental Law;

(i)     Successor Liability. Any Liabilities which Buyer may become liable for as a result of or in connection with the failure by Buyer or Seller to comply with any bulk sales or bulk transfers laws or as a result of any “defacto merger” or “successor-in-interest” theories of liability;

(j)      Indebtedness. All of Seller’s indebtedness, including the current portion of any long-term debt and any working capital line, Liabilities related to notes payable, mortgages, term loans, equipment loans, cash overdrafts, revolver borrowings and loans or payables to any shareholder of Seller (or any relative of any such shareholder) or any employee or Affiliate of Seller, or any other obligation for borrowed money, and any interest related to any of the foregoing (“Indebtedness”);

(k)      Accounts Payable and Accrued Liabilities. All accounts payable or accrued liabilities of Seller other than the Trade Payables and the Assumed Accrued Liabilities;

(l)       Excluded Contracts. All Liabilities under any Contract other than the Assumed Contracts and under any Permit other than the Acquired Permits;

(m)     Excluded Assets and Retained Businesses. Any Liability relating to any of the Excluded Assets and/or the Retained Businesses (including, without limitation, under any Seller Plans, Contracts or understandings related thereto); and

(n)     Other Liabilities. Any other Liability of Seller not expressly assumed by Buyer pursuant to Section 2.1.3 above.

2.2     Consideration.

2.2.1     Purchase Price. The aggregate consideration to be paid by Buyer to Seller in consideration of the Acquired Assets shall consist of:

(a)     Ten Million Two Hundred Fifty Thousand Dollars ($10,250,000) (the “Purchase Price”); and

(b)     the assumption by Buyer of the Assumed Liabilities.

2.3     Allocation of the Purchase Price. The allocation of the Purchase Price and Assumed Liabilities among the Acquired Assets for purposes of Section 1060 of the Internal Revenue Code are as set forth on Schedule 2.3, and Buyer and Seller agree to be bound by such fair market value determination and allocation and to complete and attach Internal Revenue Service Form 8594 to their respective Tax Returns accordingly.

ARTICLE 3

Representations and Warranties Concerning the Business

The Seller Parties, on a joint and several basis, hereby represent and warrant to Buyer as follows:

3.1     Organization; Authority and Enforceability.

3.1.1     Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Seller has all requisite power and authority to own and lease its assets, including the Acquired Assets, and to operate the Business as the same are now being owned, leased and operated. Seller is duly qualified or licensed to do business as a foreign entity in, and is in good standing in, each jurisdiction in which the nature of the Business or the ownership of its assets or properties requires it to be so qualified or licensed, which jurisdictions are set forth on Schedule 3.1.1(a). Seller has provided to Buyer a true, complete and correct copy of the Charter Documents, as currently in effect, of Seller. Schedule 3.1.1(b) sets forth the capitalization of Seller, and all of the issued and outstanding capital stock of Seller is owned by the Shareholders, as set forth on Schedule 3.1.1(b). Seller does not have any ownership interest in any other Person, is not a member of any partnership or joint venture, and has never operated as a subsidiary or division of another Person.

3.1.2     Each Seller Party has full legal power, authority and capacity to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by such Seller Party in connection herewith (collectively, the “Seller Ancillary Agreements”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Seller Ancillary Agreement by each Seller Party, as applicable, has been duly and validly authorized and approved by all necessary action (corporate or otherwise) on the part of such Seller Party. This Agreement and each Seller Ancillary Agreement constitutes the legal, valid, and binding obligation of each Seller Party, as applicable, enforceable against each Seller Party, as applicable, in accordance with their terms, except as enforceability may be limited by applicable equitable principles (whether applied in a proceeding at Law or in equity) or by bankruptcy, receivership, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally (“Enforceability Exceptions”).

3.2     Noncontravention.

3.2.1     Consents. Except as set forth on Schedule 3.2.1, no waiver, approval, consent or permit of, or filing with or notice to, any Person or Governmental Authority is required in connection with the transaction contemplated hereby or the execution, delivery or performance by any Seller Party of this Agreement or any other agreement or document delivered by or on behalf of any Seller Party in connection herewith.

3.2.2     No Conflicts. Except as set forth on Schedule 3.2.2, no action taken or required to be taken by or on behalf of any Seller Party in connection herewith, including, but not limited to, the execution, delivery and performance of this Agreement and each Seller Ancillary Agreement: (a) gives rise to a right of any party to accelerate, amend, modify, or terminate, or require payments under, or require the authorization, consent or approval from any third party or result in the creation of a Lien upon any of the Acquired Assets, pursuant to any Permit or Contract to which any Seller Party is a party or under which any Seller Party is bound; (b) disrupts or impairs any business relationship which any Seller Party has related to the Business with any dealer, distributor, sales representative, supplier or customer; (c) conflicts with or violates: (i) any Law; (ii) the Charter Documents of Seller; (iii) any Contract by which any Seller Party is bound or to which any of the Acquired Assets are subject; or (iv) any order, arbitration award, judgment, decree or other similar restriction to which any Seller Party is subject; or (d) constitutes an event which, after notice or lapse of time or both, could result in any of the foregoing.

3.3     Financial Statements.

3.3.1     Attached as Schedule 3.3.1 is a true, correct and complete copy of the internally prepared, unaudited balance sheet of Seller as of May 31, 2017 (the “Closing Balance Sheet”). The Closing Balance Sheet has: (a) been prepared in all material respects in accordance with GAAP, consistently applied, without modification of the accounting principles used in the preparation thereof throughout the periods presented, except for the absence of normal disclosures made in footnotes and for  normal year-end adjustments which are not material, individually or in the aggregate; and (b) presents fairly the financial position of Seller and the Business as of the Closing Date and the results of operations for the period then ended. The Closing Balance Sheet is consistent in all material respects with the books and records of Seller (which books and records are true and complete in all material respects), and there have been no material changes to the financial position of the Seller as set forth on the Closing Balance Sheet.

3.3.2      Attached as Schedule 3.3.2 are true, correct and complete copies of the (a) reviewed financial statements of Seller as of and for the fiscal year ended December 31, 2015 prepared by Seller’s external accountants, and internally prepared, unaudited financial statements of Seller as of and for the fiscal year ended December 31, 2016 (the “Annual Financial Statements”), and (b) the internally prepared, unaudited financial statements of Seller as of and for the four (4) month period ended April 30, 2017 (the “Interim Statements,” and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have: (a) been prepared in all material respects in accordance with GAAP, consistently applied, without modification of the accounting principles used in the preparation thereof throughout the periods presented, except with respect to the Interim Financial Statements, for the absence of normal disclosures made in footnotes and for  normal year-end adjustments which are not material, individually or in the aggregate; and (b) present fairly the financial position of Seller and the Business as of the dates indicated and the results of operations for the periods then ended. The Financial Statements are consistent in all material respects with the books and records of Seller (which books and records are true and complete in all material respects). The unaudited balance sheet of Seller as of April 30, 2017 and included in the Interim Financial Statements is herein referred to as the “Acquisition Balance Sheet.”

3.3.3      Seller does not have any debt, liabilities or obligations whatsoever related to the Business (whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) other than those (i) specifically reflected on and fully reserved against on the face of the Acquisition Balance Sheet, (ii) incurred in the ordinary course of business since the date of the Acquisition Balance Sheet (none of which relates to breach of Contract, breach of warranty, tort, infringement, or violation of Law), or (iii) pursuant to the Seller Plans, Leases or Contracts and not resulting from a breach pursuant to, or violation of Law related to, such items by Seller.

3.4     Absence of Certain Changes. Since December 31, 2016, (i) there has occurred no fact, event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect and (ii) the Business has been conducted in the ordinary course of business, consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Schedule 3.4, since December 31, 2016, Seller has not, with respect to the Business or the Acquired Assets:

(a)     other than with respect to the sale of inventory in the ordinary course of business consistent with past practice, sold, assigned, transferred, leased, licensed or otherwise encumbered any of its tangible or intangible assets related to the Business;

(b)     made or granted any bonus or any wage or salary increase to any employee or group of employees of the Business;

(c)     suffered any extraordinary losses, waived any rights of value or cancelled any debts or claims (whether or not in the ordinary course of business or consistent with past practice) related to the Business in excess of Ten Thousand Dollars ($10,000) in the aggregate;

(d)     made capital expenditures or commitments therefor related to the Business that amount to more than Ten Thousand Dollars ($10,000) individually or Twenty Five Thousand Dollars ($25,000) in the aggregate;

(e)     made any material loans or advances to, guaranties for the benefit of, or any investments in, any Person related to the Business (other than advances to employees in the ordinary course of business consistent with past practice);

(f)     made any material change to its reporting or accounting methods, principles, policies or practices related to the Business, including (x) Tax reporting or accounting, (y) depreciation or amortization policies or rates, or (z) the payment of accounts payable or the collection of Accounts Receivable;

(g)     instituted or permitted any material change in the conduct of the Business, or any material change in its method of purchase, sale, lease, management, marketing, promotion or operation;

(h)     taken any action, or failed to take any action, that has had or would reasonably be expected to have the effect of accelerating to pre-Closing periods a material amount of sales to customers or other revenues related to the Business that would otherwise be expected to take place or be incurred after the Closing;

(i)     suffered any theft, damage, destruction or loss (without regard to any insurance) of or to any tangible asset or assets which would have been included in the Acquired Assets and having a value in excess of Ten Thousand Dollars ($10,000) individually or Twenty Five Thousand Dollars ($25,000) in the aggregate;

(j)     amended, canceled, terminated, relinquished, waived or released any Contract related to the Business; or

(k)     agreed, whether orally or in writing, to do any of the foregoing.

3.5     Taxes. All Tax Returns of Seller required by any Governmental Authority to be filed in connection with the Business or the Acquired Assets have been timely filed, and all such Tax Returns are correct and complete. All Taxes of Seller relating to the Business or the Acquired Assets have been paid, other than Taxes which are not yet due or which, if due, are not yet delinquent, are being contested in good faith or have not been finally determined, and which are specified on Schedule 3.5. There are no Tax claims, audits or proceedings pending or, To Seller’s Knowledge, threatened, in connection with the Business or the Acquired Assets. There are not currently in force any extensions of time with respect to the dates on which any Tax Return relating to the Business or the Acquired Assets was or is due to be filed by Seller, or any waivers or agreements for the extension of time for the assessment or payment of any Tax relating to the Business or the Acquired Assets. With respect to the Business, Seller has withheld or collected from each payment made to each of its employees the amount of all Taxes required to be withheld or collected therefrom and Seller has paid the same when due to the proper Governmental Authorities.

3.6     Employees. Except as set forth on Schedule 3.6(a), there are no, and in the past five (5) years, there have been no pending or, To Seller’s Knowledge, threatened controversies, grievances or claims by any employee or former employee of Seller related to the Business with respect to his or her employment, termination of employment, compensation or benefits (other than routine claims for benefits under the Seller Plans in the ordinary course).  Seller has not been or a party to, or bound by, any collective bargaining agreement with any labor organization, nor is there currently or has there been in the past three (3) years, any pending or, To Seller’s Knowledge, threatened union organizational activities or proceedings with respect to employees of Seller related to the Business.  No labor strike, slowdown or stoppage is pending or, To Seller’s Knowledge, threatened against Seller with respect to the Business.  Seller is in compliance in all material respects with all Laws with respect to the Business relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “Warn Act”), or similar foreign Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, engagement of independent contractors (including the classification of individuals as employees or independent contractors) and the withholding and payment of income and employment Taxes and any similar Tax.  There has been no “mass layoff” or “plant closing” as defined by the WARN Act or any similar layoff or closing as defined by any foreign Law with respect to the Business in the past two (2) years. Schedule 3.6(b) sets forth a complete list of all employees of Seller related to the Business, including their ages, dates of hire, years of service credited under each applicable Seller Plan for purposes of eligibility, vesting and accrual of benefits as appropriate, accrued vacation, compensation (and whether hourly or salaried) and exempt or non-exempt status.

3.7     Employee Benefit Plans and Other Compensation Arrangements. A description of the Seller Plans is set forth on Schedule 3.7, and complete and correct copies of all written Seller Plans and related trusts and amendments thereto, and summary plan descriptions and summaries of material modifications thereof, if any, and summaries of all oral Seller Plans have been delivered to Buyer. None of the Seller Plans is a Multiemployer Plan or Pension Plan, nor has Seller or any ERISA Affiliate of Seller ever been a sponsor of, or been obligated to make contributions to, any such Plan. All of the Seller Plans and any related trusts currently satisfy, and for all prior periods have satisfied, in form and operation, all requirements for any Tax-favored treatment intended for such Seller Plan or trust or applicable to Seller Plans or trusts of its type, including, as applicable, Sections 105, 106, 125, 401(a), 401(k) and 501 of the Code and no reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect thereto. All of the Seller Plans have been operated in compliance in all material respects with their respective terms and all Laws, and all contributions to any Seller Plan required by Law or Contract have been timely made. None of the Seller Plans provide life insurance, medical or other welfare benefits to persons who are not current employees of Seller or their dependents, except as required by Part 6 of Title I of ERISA or any similar state Law. Seller has retained the right to unilaterally amend or terminate each Seller Plan to the fullest extent permitted by Law. Seller has never had any ERISA Affiliate. There are no pending or, to the To Seller’s Knowledge, threatened claims by or on behalf of any of the Seller Plans or by any employee, beneficiary or alternate payee with an interest under any Seller Plan (other than routine claims for benefits). Seller does not have any Liability with respect to any Plan related to the Business, other than for contributions, payments or benefits due in the ordinary course under the Seller Plans, none of which are overdue. No event has occurred and no condition exists that would subject Buyer or the Acquired Assets, either directly or by reason of Seller’s affiliation with any affiliate, to any Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws with respect to any Plan. Seller does not maintain any Seller Plan under which it would be obligated to pay benefits, or under which any benefit would become accelerated or vested, because of the consummation of the transactions contemplated by this Agreement. No Seller Plan or related obligation is required to be transferred or assigned to Buyer by operation of law or otherwise.

3.8     Permits; Compliance with Laws. Except as set forth on Schedule 3.8(a), Seller has complied and is in compliance in all material respects with all applicable Laws related to the Business, and possesses and has possessed and is and has been in compliance in all material respects with, all licenses, permits, registrations, certificates of occupancy, approvals, authorizations, qualifications, consents and certificates from any Governmental Authority which are required under applicable Law with respect to the operation of the Business as currently or as it has, from time to time, been conducted (collectively, “Permits”). Each Permit is listed on Schedule 3.8(b). Except as set forth on Schedule 3.8(a), Seller has not received any notice from any Person in the past five (5) years alleging any noncompliance with any applicable Law or Permit related to the Business. Each such Permit is valid and in full force and effect, and none of the Permits will lapse, terminate, expire or otherwise be impaired (as they relate to the right or authorization of any of Seller) as a result of the performance of this Agreement by Seller, or the consummation of the transactions contemplated hereby. With respect to the Business, neither Seller nor any shareholders, members, officers, directors, executives, representatives, agents or employees of Seller (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees applicable to Seller, (iii) has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, or any similar law under any jurisdiction, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature or (vi) has violated any anti-boycott provisions of any applicable Law or other applicable Laws relating to exports and embargos.

3.9     Real and Personal Properties.

3.9.1     Real Property.

(a)     Seller does not own any real property.

(b)     Schedule 3.9.1(b) identifies the Leased Real Property and lists the leases relating to such Leased Real Property, whether written or oral (the “Leases”). Seller has a valid and subsisting leasehold estate and the right to quiet enjoyment of the Leased Real Property. With respect to each Lease: (i) such Lease is in full force and effect and all rents, required deposits and additional rents due to date pursuant to such Lease have been paid in full, (ii) there is no existing default by Seller or, To Seller’s Knowledge, by the lessor of such Lease, (iii) Seller has not received any notice that it is in default under such Lease, (iv) Seller has not received any notice that the owner of the applicable Leased Real Property has made any assignment, mortgage, pledge or hypothecation of such Lease or the rents or use fees due thereunder, and (v) To Seller’s Knowledge, there exists no event, occurrence, condition or act (including the transactions contemplated by this Agreement), that with the giving of notice, the lapse of time or the happening of any further event or condition, would constitute a default by Seller under such Lease. The Leases provided to Buyer are all of the leases and rental agreements, together with all amendments, that constitute the Leased Real Property, and no Leases have been amended, modified or terminated other than amendments or modifications provided to Buyer.

(c)     Neither the whole nor any portion of the Leased Real Property has been condemned, requisitioned, or otherwise taken by any public authority, and no written notice of any such condemnation, requisition, or taking has been received by Seller. To Seller’s Knowledge, no such condemnation, requisition, or taking is threatened or contemplated. To Seller’s Knowledge, there are no public improvements proposed or in progress that will result in special assessments against or otherwise adversely affect any of the Leased Real Property. Seller has not been notified in writing of future improvements by any public authority, any part of the cost of which would or might be asserted against Seller.

(d)     The Leased Real Property is in compliance with all applicable Laws. The zoning of each parcel of the Leased Real Property permits the existing improvements and uses of Seller, subject to no variances, conditional use permits or other special use restrictions.

(e)     Each of the buildings, structures, improvements and systems situated or located on the Leased Real Property is in good condition and repair, reasonable wear and tear excepted, and contains no material structural defects. None of the buildings, structures or improvements situated on the Leased Real Property, during the period of time during which such Leased Real Property has been leased by Seller, has been damaged by fire or other casualty, except for such damage as has been fully repaired and restored. Each of the buildings, structures and improvements situated on the Leased Real Property are located within the required set back, side yard and other conditions and requirements imposed by applicable Law with respect to such buildings, structures and improvements.

(f)     Except as set forth on Schedule 3.9.1(f), all utilities servicing the Leased Real Property are publicly provided and maintained and such utilities are separately metered within each Leased Real Property. All of the driveways, parking areas, and loading docks located at the Leased Real Property are not shared with any third parties nor subject to any easements or common use agreements. To Seller’s Knowledge, all of the streets, roads and avenues adjoining or adjacent to the Leased Real Property are publicly owned and maintained without assessment or charge to Seller.

(g)     To Seller’s Knowledge, no Leased Real Property, is subject to any options, purchase or sale contracts, leases or rights of occupancy or other agreements not otherwise identified in this Agreement.

3.9.2     Assets.

(a)   Title. Except for the Permitted Liens or as set forth on Schedule 3.9.2, (i) the Acquired Assets are owned by Seller free and clear of all Liens, and (ii) there exists no condition affecting the title to or use of any part of the Acquired Assets which would prevent Buyer from using or enforcing its rights with respect to any part of the Acquired Assets to the same extent that Seller could continue to do so if the transactions contemplated hereby did not take place.

(b)     Condition; Possession. All of the tangible assets included in the Acquired Assets, (i) are in good operating condition, normal wear and tear excepted, neither require, nor are reasonably expected to require, any special or extraordinary expenditures to remain in such condition beyond maintenance and repairs necessary in the ordinary course of business, (ii) are capable of being used for their intended purpose in connection with the Business, and (iii) are in the possession of Sellers and located at the Leased Real Property.

(c)    Sufficiency of Assets. The Acquired Assets include all of the operating assets of Seller used in the operation of the Business and constitute all of the assets, tangible and intangible, of any nature whatsoever, (i) necessary to operate the Business in the manner presently operated by Seller, except for the Excluded Assets, and (ii) pertaining to technology, processes, plans, and other items under development for use in such Business.

3.10     Intellectual Properties. Schedule 3.10(i) sets forth (i) a complete and correct list of all patented or registered Intellectual Property and pending patent applications or other applications for registration of Intellectual Property, material unregistered Marks, Copyrights, internet domain names and software (other than Off-the-Shelf Software) owned by Seller and included in the Business Intellectual Property, and (ii) any Business Intellectual Property used but not owned by Seller and identifies the owner of such Business Intellectual Property. Schedule 3.10(ii) sets forth all licenses for which Seller is a party either as a licensee or licensor (specifying its status) and any other agreements under which Seller grants or receives any rights to Business Intellectual Property or is required to pay any royalty payments for use of any Business Intellectual Property (the “Licenses”). All fees due as of the date hereof associated with maintaining any Business Intellectual Property have been paid in full in a timely manner to the proper Governmental Authority, and all actions required as of the date hereof associated with maintaining any Business Intellectual Property have been taken, and no such fees are due, and no such actions are required, within the three (3) month period after the Closing Date. Except as set forth on Schedule 3.10(iii):

(a)     (i) Seller owns and possesses all, right, title and interest in and to, or has a valid and enforceable right or license to use, the Business Intellectual Property as currently being used; (ii) Seller has not infringed, misappropriated or otherwise conflicted with any Intellectual Property of any third party in its operation of the Business; and (iii) the conduct of the Business as currently conducted by Seller does not infringe upon, misappropriate, or otherwise conflict with any Intellectual Property owned or controlled by any third party;

(b)      the Business Intellectual Property is not subject to any Liens (other than Permitted Liens) and is not subject to any restrictions or limitations regarding use or disclosure, other than pursuant to a written License applicable thereto;

(c)      (i) any issued Patent and registered Intellectual Property, and the applications therefor, included among the Business Intellectual Property owned or used by Seller are valid, subsisting, in full force and effect, and have not been cancelled, expired or abandoned; (ii) Seller has not abandoned, cancelled, or permitted to be abandoned, cancelled, or lapsed, any issued patents or registered Intellectual Property, or the applications therefor, that are currently included among the Business Intellectual Property or formerly owned or used by Seller in the operation of the Business, nor have there been any interference actions, re-examinations, cancellation proceedings, or other judicial, arbitration, or other adversarial proceedings with respect to any such Intellectual Property;

(d)      except pursuant to a License set forth on Schedule 3.10(ii), Seller has not licensed or otherwise granted any right to any Person under any Business Intellectual Property owned by Seller;

(e)      Seller has not received any written notice regarding, and there are currently no actions, suits, arbitrations, judgments, proceedings, investigations or claims of any kind whatsoever related to any of the foregoing (including, without limitation, any demands or offers to license any Business Intellectual Property from any third party, and any claims asserting the invalidity, misuse or unenforceability of any Business Intellectual Property now or formerly owned or used by Seller);

(f)      (i) To Seller’s Knowledge, no third party has infringed, misappropriated or otherwise conflicted with any of the Business Intellectual Property; and (ii) no such claims have been brought or threatened against any third party by Seller (including, without limitation, any demands or offers to license any Intellectual Property now or formerly owned or used by Seller related to the Business, and any claims asserting the invalidity, misuse or unenforceability of any Intellectual Property now or formerly owned or used by any third party);

(g)      all royalties and other fees owed by Seller pursuant to the Licenses have been paid in full;

(h)      (i) none of the Business Intellectual Property has been used, divulged or appropriated for the benefit of any past or present employee of Seller or any other Person, or to the detriment of Seller; (ii) each former employee and each current employee of Seller related to the Business has executed a written Contract prohibiting disclosure of Trade Secrets related to the Business; and (iii) Seller has taken commercially reasonable precautions to protect the secrecy and value of their its Trade Secrets related to the Business; and

(i)      (i) each former employee and each current employee of Seller related to the Business has executed a written Contract assigning to Seller, all rights to any inventions made or other rights to the Business Intellectual Property inuring to such employee, during or derived from such employee’s relationship with Seller; and (ii) no employee of Seller related to the Business has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his or her work to anyone other than the Seller; and no employee of Seller related to the Business is, or is currently expected to be, in default under any term of any such Contract.

3.11     Contracts. Schedule 3.11 lists all of the following written Contracts to which Seller is a party that are related to its operation of the Business or by which any Acquired Asset is bound or is subject as of the date hereof:

(a)     Contracts or group of related Contracts that involved during the 12-month period immediately preceding the date hereof or that involve (or could reasonably be expected to involve) during the 12-month period immediately following the date hereof commitments to make capital expenditures or which provide for the purchase of goods or services by Seller from any one Person or group of related Persons in excess of Ten Thousand Dollars ($10,000);

(b)     Contracts or group of related Contracts that involved during the 12-month period immediately preceding the date hereof or that involve (or could reasonably be expected to involve) during the 12-month period immediately following the date hereof the sale of goods or services by Seller to any one Person or group of related Persons in excess of Ten Thousand Dollars ($10,000);

(c)     Contracts relating to indebtedness or to the granting by Seller of a Lien on any of the Acquired Assets, or any guaranty by Seller of any obligation in respect of borrowed money or otherwise;

(d)     Contracts with dealers, distributors or sales representatives;

(e)     employment, confidentiality or non-competition Contracts with any employee, officer, consultant or management advisor;

(f)     Contracts which limit the freedom of Seller to engage in any business or compete with any Person;

(g)     Contracts pursuant to which Seller is a lessor or a lessee of any personal or real property (including the Leases), or holds or operates any tangible personal property owned by another Person;

(h)     Contracts or group of Contracts for the purchase or sale of capital assets in excess of Ten Thousand Dollars ($10,000);

(i)     each partnership or joint venture Contract;

(j)     each Contract not included in subsection (e) providing for severance, retention, change in control or other similar payments;

(k)     each Contract with any current or former officer, director, stockholder or Affiliate of Seller;

(l)     Contracts under which Seller has made advances or loans to any other Person;

(m)     management, consulting, or agency Contracts;

(n)     each Contract containing a “most-favored nation” pricing agreement, special warranties, rebate arrangements, cooperative arrangements, mark-down arrangements, agreements to take back or exchange goods, consignment arrangements or similar understandings with a customer or supplier of Seller; and

(o)     any other Contract (i) that requires Seller to make payments in excess of Ten Thousand Dollars ($10,000) that is not terminable by Seller without penalty upon less than sixty (60) days’ prior written notice, or (ii) is otherwise material to the Business.

Complete copies of each Contract required to be identified on Schedule 3.11, including amendments, waivers, or other changes thereto (collectively, the “Material Contracts”) have been provided to Buyer. In the case of each oral Material Contract, Schedule 3.11 also includes a brief description of such Contract. Each of the Assumed Contracts is in full force and effect and is the legal, valid and binding obligation of Seller, and To Seller’s Knowledge, the other party thereto, in each case enforceable in accordance with its respective terms, subject to the Enforceability Exceptions. Seller has performed in all material respects all obligations required to be performed by it pursuant to the Assumed Contracts, is not in breach or default thereunder (and no event has occurred that, with the giving of notice, lapse of time, or both, would constitute a breach or default), and, To Seller’s Knowledge, no other party to any Assumed Contract is in breach or default thereunder. Each of the Assumed Contracts will remain in full force and effect upon the consummation of the transactions contemplated by this Agreement. Seller has not received any written notice of any Person’s intent to terminate or materially amend any Assumed Contract. Seller has not amended, canceled, terminated, relinquished, waived or released any Assumed Contract or right thereunder, except in the ordinary course of business and which, in the aggregate, would not be material to Seller taken as a whole.

3.12     Litigation. Except as set forth on Schedule 3.12, (a) no claim, litigation or proceeding, investigation or Order involving Seller with respect to the Business is pending or has been concluded in the past five (5) years, (b) no claim, litigation, proceeding, investigation or Order has, To Seller’s Knowledge, been threatened against Seller or involving Seller with respect to the Business in the past five (5) years; and (c) To Seller’s Knowledge, no basis exists that could reasonably give rise to, a claim, litigation, a proceeding, an investigation or Order against Seller. No Order or similar restriction is outstanding against or relating to Seller, the Acquired Assets, the Business or products or services provided or sold by Seller relating to the Business.

3.13     Accounts Receivable; Inventory.

(a)     The Accounts Receivable represent bona fide and valid accounts receivable arising from sales actually made or services actually performed. No customer of the Business has, and Seller has not permitted any customer to have, any rebates, deferred price or volume discounts, mark-downs, rights of contest, claim or setoff with respect to the Accounts Receivable, other than returns, discounts or allowances in the ordinary course of business described on Schedule 3.13(a).

(b)     The Inventory is (i) in good and marketable condition, (ii) of a quality, quantity and condition usable and saleable in the ordinary course of the Business, (iii) fairly represented in the Financial Information in accordance with GAAP, based on the lower of cost or market value, consistently applied, and (iv) not subject to any material write-down or write-off.

3.14     Brokerage. Except as set forth on Schedule 3.14, except for fees or expenses which have already been paid, no Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Seller, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

3.15           Products.

3.15.1           Except as set forth on Schedule 3.15.1, in the past five (5) years, there have been no product warranty or service warranty claims in excess of Ten Thousand Dollars ($10,000) made against Seller relating to the Business alleging that any products manufactured, distributed, sold, leased or delivered by Seller on or prior to the Closing Date are defective or improperly designed or manufactured, and no such claims are currently pending or, To Seller’s Knowledge, threatened against Seller. There have been no product recalls by Seller related to the Business in the past five (5) years. Seller’s standard terms and conditions of sale for the Business are attached to Schedule 3.15.1, and, except for such standard terms and conditions, Seller has not given a condition, guaranty, warranty, indemnity or made a representation in respect of products or services manufactured, distributed, sold, leased or delivered by Seller prior to Closing related to the Business. Each product manufactured, distributed, sold, leased or delivered by Seller prior to Closing related to the Business has been in conformity with all applicable contractual commitments and all express and implied warranties. Seller does not have any Liability related to the Business (and, To Seller’s Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any Liability) for replacement or repair of any product manufactured, distributed, sold, leased or delivered by Seller or other damages in connection therewith.

3.15.2     No claims alleging bodily injury or property damage as a result of any defect in the design or manufacture of any product or the breach of any duty to warn, test, inspect or instruct of dangers therein (each a “Product Liability Claim”) related to the Business have been made in the past five (5) years, are currently pending or, To Seller’s Knowledge, threatened against Seller. There are no defects in the design or manufacture of products manufactured, distributed, sold, leased or delivered by Seller prior to the Closing related to the Business which could result in a Product Liability Claim, and there has not been any failure by Seller to warn, test, inspect or instruct of dangers which could form the basis for a product recall or any Product Liability Claim against Seller related to the Business.

3.16           Environmental Matters.

3.16.1     Except as set forth on Schedule 3.16, with respect to Seller and its operation of the Business:

(a)     Seller has complied and is in compliance in all material respects with all applicable Environmental Laws;

(b)     there has been no generation, Treatment, Storage, Disposal or transport of any Hazardous Material, regardless of quantity, at, on, under, or from any of the Leased Real Property or any other facility or property owned, occupied, or used by Seller now or in the past;

(c)     Seller has not sent any Hazardous Material to a site that, pursuant to any Environmental Law: (i) has been placed or proposed for placement on the National Priorities List or any similar state list, or (ii) is subject to or the source of an Order, demand or request from a Governmental Authority to take any Removal, Remedial or Response action or to pay for the costs of any such action at any location;

(d)     in the past five (5) years, Seller has not received any notice, Order, demand, inquiry, summons, complaint, directive, warning, request for information or other communication from any Governmental Authority, citizens’ group, employee or other Person claiming that it or its business is or may be liable for: (A) any actual or alleged violation of or noncompliance with any Environmental Law; (B) any actual or alleged obligation to undertake or bear the cost of any liabilities under any Environmental Law with respect to the Leased Real Property or any other facility or property owned, occupied, or used by Seller, now or in the past, or any property or facility at or to which Hazardous Materials generated, manufactured, Stored, handled, imported, used or processed by Seller have been transported, Treated, Stored, transferred, Disposed, recycled or received; or (C) any personal injury or property damage related to any Release, Treatment, Storage or Disposal of, or exposure to, any Hazardous Material;

(e)     there are no (A) underground storage tanks or related piping located at, on or under any of the Leased Real Property; or (B) To Seller’s Knowledge, landfills, surface impoundments, sumps, septic systems, waste disposal areas, wastewater treatment systems, radioactive materials, underground injection wells or monitoring wells located on, under or at any of the Leased Real Property; and (ii) none of the structures, materials or features referenced in this Section 3.16.1(e) has been removed from any of the Leased Real Property;

(f)     In its operation of the Business, Seller has never sold any product containing asbestos, lead, pentachlorophenol, silica, toluene or benzene and no raw material used by Seller related to the Business in the manufacture of its products contains or contained asbestos, lead, pentachlorophenol, silica, toluene or benzene; and

(g)     Seller has not assumed, accepted responsibility for or retained, by contract or otherwise, any liability under any Environmental Law.

3.16.2     Schedule 3.16.2 contains an accurate and complete list of: (A) all environmental reports, audits, assessments, correspondence or other documents pertaining to Hazardous Materials prepared in the past seven (7) years by or for Seller or its shareholders or in the possession of Seller or its shareholders with respect to the Business, true and complete copies of which have been provided to Buyer; and (B) all Permits issued to Seller for the operation of the Business by any Governmental Authority pursuant to any Environmental Law, true and complete copies of which have been provided to Buyer.

3.17           Related Party Transactions. Except as set forth on Schedule 3.17, no shareholder, member, director, officer or employee of Seller nor, To Seller’s Knowledge, any relative of any shareholder, member, director, officer or employee of Seller nor any affiliate of any of the foregoing, (a) owns, directly or indirectly, any interest in, or is an employee or agent of, any entity which is a competitor, lessor, lessee, customer or supplier of the Business, (b) owns, directly or indirectly, any interest in any tangible or intangible property, asset or right which Seller uses in the operation of the Business, or (c) is a party to any Contract with Seller related to the Business.

3.18           Material Customers and Suppliers. Schedule 3.18 sets forth the twenty (20) largest customers (the “Material Customers”) and the twenty (20) largest suppliers (the “Material Suppliers”) of the Business (and the dollar volumes related thereto), in each case for the twelve (12)-month period ended April 30, 2017. In the past twelve (12) months, no Material Customer has (i) canceled or otherwise terminated or, To Seller’s Knowledge, made any threats to cancel or otherwise terminate, its relationship with Seller, (ii) materially decreased or, To Seller’s Knowledge, threatened to materially decrease, its purchases from Seller, or (iii) changed or, To Seller’s Knowledge, threatened to change, its payment or pricing terms with respect to Seller or otherwise materially and adversely alter its current agreements, programs or commitments with Seller. In the past twelve (12) months, no Material Supplier has (i) canceled or otherwise terminated or, To Seller’s Knowledge, made any threats to cancel or otherwise terminate, its relationship with Seller, (ii) materially decreased or, To Seller’s Knowledge, threatened to materially decrease, its sales of supplies to Seller, or (iii) raised or, To Seller’s Knowledge, threatened to raise, its prices to Seller or otherwise materially and adversely alter its current agreements, programs or commitments with Seller. Seller has not experienced, and To Seller’s Knowledge, there do not exist, any material quality control or similar problems with the products currently being supplied or on order from the Material Suppliers.

3.19           Insurance. Schedule 3.19 lists all insurance policies maintained by Seller related to the Business. All such policies are in full force and effect, all premiums have been paid, and no written notice of denial of coverage, cancellation or termination has been received with respect to such policies. All such insurance policies will remain in full force and effect with respect to periods before the Closing. No event has occurred, including, without limitation, the failure by Seller to give any notice or information or Seller giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Seller under any such insurance policies. Seller is not, and has not been at any time, subject to Liability as a self-insurer. Schedule 3.19 also sets forth a description of all claims pending under such insurance policies and all past claims submitted to Seller’s insurance carriers in the past (5) years.

3.20     Full Disclosure. No representation or warranty of Seller contained in this Agreement or in any other agreement delivered by Seller, or in connection with the transactions contemplated herein or therein, contains a material omission, untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 4

Representations and Warranties of Buyer

Buyer represents and warrants to Seller that:

4.1     Organization; Authorization.

4.1.1     Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio.

4.1.2     Buyer has full legal power, authority and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and each other agreement, instrument and document to be delivered by Buyer in connection herewith (the “Buyer Ancillary Agreements”). The execution, delivery and performance of this Agreement and each Buyer Ancillary Agreement by Buyer has been duly and validly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement and each Buyer Ancillary Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

4.2     Noncontravention.

4.2.1     Except with respect to filings which may be required by the United States Securities and Exchange Commission, no consent, approval or authorization of, or notice, report, permit or filing to or with, any Governmental Authority or any other Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Buyer in connection herewith or the consummation of the transactions contemplated hereby or thereby.

4.2.2     Neither the execution and delivery of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will violate or breach, or otherwise constitute or give rise to a breach, default or violation under any provisions of the Charter Documents of Buyer.

4.3     Brokerage. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Buyer to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

4.4     Litigation. There are no actions, suits, arbitrations, proceedings, investigations or claims of any kind whatsoever, at Law or in equity, pending or threatened against Buyer that could have a material adverse effect on its ability to consummate the transactions contemplated hereby.

ARTICLE 5

Closing Deliveries

5.1     Seller’s Closing Deliveries. At or prior to the Closing, Seller shall deliver to Buyer:

(a)     duly executed counterparts of: (i) a bill of sale; and (ii) an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”), each in a form acceptable to Buyer;

(b)     assignment(s) providing for the assignment to Buyer of the Business Intellectual Property (in a form acceptable to Buyer), duly executed by Seller;

(c)     evidence acceptable to Buyer that Seller has received all approvals and consents set forth on Schedule 5.1(c) from all applicable Persons;

(d)     a good standing certificate for Seller from the State of Delaware and in all applicable jurisdictions of qualification;

(e)     certificates of title for all vehicles and any other Acquired Asset the ownership of which is evidenced by a certificate of title, in each case duly endorsed for transfer to Buyer;

(f)     a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Charter Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s directors and members approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency of the officers of Seller executing this Agreement and any other document relating to the transactions contemplates hereby;

(g)     a counterpart signature page to an amended and restated lease for the Akron Facility (the “Lease Agreement”);

(h)     [Intentionally omitted]

(i)     [Intentionally omitted]

(j)     Restrictive Covenants Agreements (in a form acceptable to Buyer), duly executed by Joseph E. Miketo (the “Restrictive Covenant Agreements”);

(k)     a complete set of the Disclosure Schedules hereto;

(l)     evidence that any pledges, mortgages and security interests in and related to the Acquired Assets have been released, including appropriate evidence of such termination, cancellation or repayment (including UCC-3 termination statements or financing statements evidencing liens against the Acquired Assets) and the release of any rights in the Business Intellectual Property previously conveyed to the lenders of Seller to secure repayment of any Indebtedness of Seller; and

(m)     evidence satisfactory to Buyer that Buyer has been named as an additional insured on all policies insuring Seller against product liability relating to the Business prior to the Closing.

5.2     Buyer’s Closing Deliveries. At or prior to the Closing, Buyer shall deliver to Seller (or such other Person designated herein):

(a)     the Purchase Price to the Seller’s designated account; and

(b)     the Assignment and Assumption Agreement, the Lease Agreement and the Restrictive Covenant Agreements, each duly executed by Buyer.

ARTICLE 6

The Closing

The consummation of the transactions contemplated herein (the “Closing”) will take place simultaneously with the execution and delivery of this Agreement and shall take place at the offices of Calfee, Halter & Griswold LLP in Cleveland, Ohio or at such other time and place as to which Buyer and Seller may agree in writing, or electronically, through scanned signature pages. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The transfers and deliveries described in Article 5 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 5 shall also have occurred or been waived in writing by the party entitled to waive the same. Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of 12:01 a.m. on the Closing Date.

ARTICLE 7

Additional Covenants and Agreements

7.1     Miscellaneous Covenants.

7.1.1     Expenses; Transfer Taxes. Buyer shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives or are otherwise expressly allocated to Buyer hereunder, and Seller Parties (on a joint and several basis) shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Seller, Seller’s members or their representatives, or are otherwise expressly allocated to Seller or Seller’s members hereunder. Seller shall pay all sales or other transfer Taxes, if any, which may be payable in connection with the transactions contemplated by this Agreement. Seller acknowledges and agrees that no such expenses of Seller or Seller’s members shall be Assumed Liabilities hereunder. Seller shall pay any and all costs associated with the assignment or transfer of all Assumed Contracts.

7.1.2     No Assignments. No assignment of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment without such consent shall be void and of no force or effect; provided, however, that (a) Buyer may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate of Buyer provided, further, that no such assignment shall relieve Buyer of its obligations hereunder; (b) Buyer may assign its rights, but not its obligations, under this Agreement to any of its financing sources; and (c) Buyer may assign any of its rights or delegate any of its duties under this Agreement to a purchaser of substantially all of the assets of Buyer or the Business.

7.1.3     Further Assurances and Assistance.

(a)     Each Seller Party acknowledges and agrees that at any time and from time to time after the Closing, each will execute and deliver to Buyer such further conveyances, assignments or other written assurances as Buyer may reasonably request to perfect and protect Buyer’s title to the Acquired Assets. In addition to the foregoing, Seller appoints Buyer, effective as of the Closing, the attorney of Seller with full power of substitution, in the name of Buyer, or the name of Seller, on behalf of and for the benefit of Buyer, to collect items hereby transferred and assigned to Buyer, to endorse, without recourse, all checks and negotiable instruments in the name of Seller the proceeds of which Buyer is entitled to hereunder and to prosecute, in the name of Seller, all proceedings which Buyer may deem proper to enforce any claim of any kind in or to the Acquired Assets. Seller agrees that the foregoing powers are coupled with an interest, shall be irrevocable, and shall not be affected by the dissolution of Seller or for any other reason. Seller further agrees that Buyer shall retain for its own account any amounts collected pursuant to the foregoing powers, and Seller shall pay or transfer to Buyer, if and when received, any amounts which shall be received by Seller after the Closing in respect of any assets or rights hereby transferred to Buyer, and Seller shall deliver to Buyer any notices it receives related to same. To the extent Buyer receives any payments that constitute Excluded Assets after the Closing Date, Buyer will promptly remit any such payments to Seller.

(b)     Seller shall use its commercially reasonable efforts to provide all cooperation reasonably requested by the Buyer in connection with enabling Buyer to prepare financial statements in compliance with the requirements of Rule 8-04 of Regulation S-X promulgated under the Exchange Act and enable Buyer’s accountants to audit such financial statements. Within 15 days of the Closing Date, Seller shall provide to Buyer reviewed financial statements of Seller as of and for the fiscal year ended December 31, 2016 prepared by Seller’s external accountants.

7.1.4     Post-Closing Access to Information and Personnel.

(a)     Buyer acknowledges that certain books and records and other materials in the possession of Seller or that otherwise constitute Acquired Assets may contain information relating to, or which may be applicable to or used in connection with, the Excluded Assets, the Retained Liabilities and the Retained Businesses, and that Buyer shall only acquire an undivided, one-half interest in and to any such books and records and other materials pursuant to Section 2.1.1(e) to the extent relating to the Acquired Assets, the Assumed Liabilities and the Business and that Seller may retain copies, and shall own an undivided, one-half interest in and to, and shall have the right to access, any such books and records and other materials, including any consumer, customer, manufacturer and vendor lists and market research to the extent relating to, or which may be applicable to or used in connection with, the Retained Businesses (whether or not the same also constitutes Acquired Assets). Conversely, Seller acknowledges that certain books and records and other materials in the possession of Seller that constitute Excluded Assets may contain information relating to, or which may be applicable to or used in connection with, the Acquired Assets, the Assumed Liabilities or the Business, and that Buyer shall have the right, upon reasonable advance notice, to access any such books and records and other materials, including any consumer, customer, manufacturer and vendor lists and market research to the extent relating to, or which may be applicable to or used in connection with, the Business (whether or not the same also constitutes Excluded Assets).

(b)     Throughout the seven (7) year period after Closing, subject to each party’s reasonable confidentiality precautions, Seller, on the one hand, and Buyer on the other hand, will allow the other party, during normal business hours and upon reasonable notice: (a) to have reasonable access to the books and records (including financial and Tax records, Tax Returns, files, papers and related items) related to the Acquired Assets or the Business, either acquired or retained hereunder, as applicable, to the extent necessary or reasonably desirable to (i) defend or pursue any claim, litigation, proceeding, investigation or Order (other than claims directly between Seller and Buyer), (ii) defend or pursue indemnification matters hereunder (other than claims directly between Seller and Buyer), (iii) prepare or audit financial statements, (iv) prepare or file Tax Returns, or (v) address other Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Authority; and (b) permit any party and such party’s representatives to make copies of such books and records for the foregoing purposes, at such party’s expense. Unless otherwise consented to in writing by the other party (which consent shall not be unreasonably withheld, conditioned or delayed), no party shall, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any material books and records of the Business, or any portions thereof, relating to periods prior to the Closing Date without first offering to surrender to the other party such books and records or such portions thereof. Buyer and Seller agree to provide such assistance as is reasonably necessary for the preparation and filing of all Tax Returns related to the Acquired Assets, the Assumed Liabilities or the Business, the making of any election related to such Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any such Tax Return at the cost of the requesting party. Seller and Buyer shall reasonably cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Acquired Assets, the Assumed Liabilities or the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.1.4 (b) at the cost of the requesting party.

7.2     Restrictive Covenants.

7.2.1     Confidential Information. In consideration of the consummation of the transactions contemplated herein, each Seller Party covenants and agrees at all times to hold as secret and confidential (unless disclosure is required pursuant to a final, non-appealable court order, in which case such party will provide Buyer reasonable notice prior to such disclosure and shall take all reasonable steps to prevent or limit disclosure) any and all knowledge, information or documents of a confidential or proprietary nature or not generally known to the public with respect to the Acquired Assets, the Business, this Agreement (or the transactions contemplated herein) or Buyer (“Confidential Information”). Each Seller Party further agrees not to use such Confidential Information for its own benefit or for the benefit of others or disclose any such Confidential Information without the prior written consent of Buyer.

7.2.2        Non-Competition. In further consideration of the consummation of the transactions contemplated herein, each Seller Party covenants and agrees that until the fifth (5th) anniversary of the Closing Date (the “Non-Competition Period”), neither it nor its Affiliates, shall, without the prior written consent of Buyer, either directly or indirectly, whether or not for consideration, (a) solicit business from, or otherwise compete with Buyer for the business of, any current or prospective customer of the Business for the purchase of services or products the same as or substantially similar to, or which may be otherwise used in substitution for, products or services manufactured, sold or provided by the Business anywhere in North America or any other territory in which Seller sold products through the Business during the two (2) years prior to the Closing Date; (b) operate, control, advise, be engaged by, perform any consulting services for, invest in or otherwise become associated in any capacity with, any business, company, partnership, organization, proprietorship, or other entity, who or which, at any time during the Non-Competition Period, competes with the Business anywhere in North America or any other territory in which the Seller sold products through the Business during the two (2) years prior to the Closing Date; or (c) engage in any practice the purpose of which is to evade the provisions of this covenant; provided, however, that nothing contained herein shall prevent any Seller Party from acquiring an equity interest of up to two percent (2%) of an entity whose shares are traded on a national securities exchange or over-the-counter market. The Buyer covenants and agrees that during the Non-Competition Period, neither it nor its Affiliates, shall, without the prior written consent of Seller, either directly or indirectly, whether or not for consideration, (a) solicit business from, or otherwise compete with Seller for the business of, any current or prospective customer of KyotoCooling for the purchase of services or products the same as or substantially similar to, or which may be otherwise used in substitution for, products or services manufactured, sold or provided by KyotoCooling anywhere in North America or any other territory in which Seller sold products through KyotoCooling during the two (2) years prior to the Closing Date; or (b) engage in any practice the purpose of which is to evade the provisions of this covenant; provided, however, that nothing contained herein shall prevent Buyer or any of its Affiliates from acquiring an equity interest of up to two percent (2%) of an entity whose shares are traded on a national securities exchange or over-the-counter market.

7.2.3     Non-Interference. In further consideration of the consummation of the transactions contemplated herein, during the Non-Competition Period, no Seller Party nor any of their respective Affiliates, shall, without the prior written consent of Buyer, directly or indirectly, (a) hire, solicit, induce or attempt to hire, solicit or induce any employee or agent of Buyer to terminate his, her or its relationship with Buyer; or (b) induce or attempt to induce any supplier, contractor, licensor or customer related to the Business to terminate or adversely change its relationship with Buyer or otherwise interfere with any relationship between Buyer and any of such suppliers, contractors, licensors or customers.

7.2.4     Remedy for Certain Breaches. Each Seller Party acknowledges and agrees that the covenants in Section 7.2 were negotiated at arm’s length, are required for the fair and reasonable protection of Buyer, that Buyer would not have purchased the Acquired Assets had each Seller Party not agreed to these covenants, that the restrictions contained herein are designed to protect the business of Buyer, and that the obligations of Buyer in this Agreement constitute adequate consideration for the obligations of each Seller Party under Section 7.2. Each Seller Party further acknowledges and agrees that a breach of any of the covenants, obligations or agreements set forth in Section 7.2, will result in irreparable and continuing damage to Buyer and its business and property for which there may be no adequate remedy at Law, and each Seller Party agrees that in the event of any such breach, Buyer shall be entitled to injunctive relief to restrain such breach by such Seller Party, and to such other and further relief (including damages) as is proper under the circumstances.

7.2.5     Reformation of Agreement; Severability. The parties intend the covenants set forth in Section 7.2 to be enforced as written. However, in the event that any provision set forth in Section 7.2 is held by a court of competent jurisdiction to be invalid or unenforceable to any extent, such court shall exercise its discretion in reforming such provision to the end that shall be subject to such restrictions and obligations as the court deems reasonable under the circumstances and enforceable by Buyer. In the event that a provision or term of this Agreement is found to be void or unenforceable to any extent and such court does not exercise its discretion to reform such provision, it is the agreed upon intent of the parties hereto that all remaining provisions or terms of this Agreement shall remain in full force and effect to the maximum extent permitted by Law and that this Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof.

7.3     Employment Matters.

7.3.1     Buyer shall offer employment to the individuals listed on Schedule 7.3.1 (the “Offered Employees”). Those Offered Employees who accept such offers of employment shall be referred to herein as the “Transferred Employees,” and the Offered Employees who do not accept such offers of employment and the employees of Seller not included in the Offered Employees shall collectively be referred to herein as “Excluded Employees.” No provision of this Agreement shall be construed to prohibit Buyer from having the right to terminate the employment of any Transferred Employee, with or without cause. Seller shall terminate effective as of the Closing Date all employment agreements it has with any of the Transferred Employees.

7.3.2 .     Seller shall be responsible for complying with the requirements of COBRA for all of its employees (including the Transferred Employees and the Excluded Employees) and their “qualified beneficiaries” whose “qualifying event” (as such terms are defined in Code Section 4980B or the applicable state law or regulation) occurs prior to the Closing Date or occurs in connection with the purchase and sale of the Acquired Assets under this Agreement. Buyer shall have no liability under COBRA for any employee of Seller or the “qualified beneficiary” of any other employee of Seller that does not become a Transferred Employee, including the Excluded Employees. In addition, Buyer shall have no liability under COBRA for any Transferred Employees or the “qualified beneficiary” of any Transferred Employee whose “qualifying event” occurs prior to the date the Transferred Employee becomes a Transferred Employee in accordance with Section 7.3.1.

7.3.3.     From and after the Closing Date, Seller shall remain solely responsible for any and all Liabilities to or in respect of any Transferred Employee relating to or arising in connection with any and all claims for workers’ compensation benefits arising in connection with any occupational injury or disease occurring or existing on or prior to the Closing Date.

7.3.4.     Buyer does not accept assignment of and shall not sponsor any of Seller’s Plans, nor shall any Liabilities related thereto (including but not limited to any right to severance payments or parachute payments) be deemed to be Assumed Liabilities under this Agreement.

7.4     Contracts; Permits. To the extent that there are Permits or Assumed Contracts relating to the Business which are not assignable without the consent or approval of Persons other than Seller (the “Non-Transferable Assets”), and such consents or approvals are not obtained on or prior to the Closing Date, this Agreement and the Closing shall not constitute an assignment or agreement to assign such Permits or Contracts without such consent or approval. Following the Closing Date, Seller agrees to cooperate in good faith with Buyer to enter into any reasonable arrangement designed to provide Buyer the benefit of such Non-Transferable Assets, including the enforcement for the benefit of any rights previously enjoyed by Seller in connection with any such assets. To the extent Buyer is provided the benefits pursuant to this Section 7.4 of any such Permit or Contract, Buyer shall perform the obligations of Seller under or in connection with any such Permit or Contract.

7.5     Publicity. Unless required by Law or the rules of any stock exchange or trading system, no party will make any public announcements with respect to the specific details of this Agreement or the transactions contemplated hereby without the written consent of the other parties. No party shall be prohibited from making public announcements of a general nature (e.g., that a transaction between the parties has been consummated).

7.6     Payment of Retained Liabilities After the Closing, Seller shall pay in full or otherwise discharge all of the Retained Liabilities in accordance with their respective terms. Seller shall refer to Buyer all inquiries from or relating to any customers of vendors, or potential customers or vendors, of the Business.

7.7     Product Warranty. Although Buyer does not expressly or by implication assume any of the product or service warranty obligations of any Seller related to products manufactured or sold or services provided by Seller on or prior to the Closing Date, Buyer shall have the right after the Closing Date, on Seller’s behalf, to perform Seller’s obligations under their product warranties in accordance with the contract terms and the past practice of the Business. Any product or service warranty obligations that Buyer performs shall be at direct cost and with no markup. Neither this Agreement, nor the performance by Buyer of any of Seller’s product warranty obligations shall give rise to any rights in Seller or any third party. All costs that are incurred by Buyer related to the performance of warranty obligations described in this Section 7.7 shall be considered indemnifiable Losses under Section 8.1 hereof.

ARTICLE 8

Indemnification

8.1     Indemnification of Buyer. Following the Closing, Seller Parties, on a joint and several basis, shall indemnify and hold harmless Buyer and its Affiliates and each of their respective stockholders, directors, officers, employees and agents (collectively, the “Buyer Indemnitees”), from (a) any and all Losses resulting from, relating to, arising out of or caused by any inaccuracy in or breach of any representation or warranty made by any Seller Party in this Agreement, or Losses resulting from, relating to or arising out of any third party claim alleging facts or circumstances that would constitute an inaccuracy in or breach of any representation and warranty made by any Seller Party in this Agreement (provided, that for purposes of calculating Losses hereunder, any materiality, Material Adverse Effect or other similar qualifications in such representations and warranties shall be disregarded); (b) any and all Losses resulting from, relating to or arising out of any breach of any covenant or obligation made or incurred by any Seller Party in this Agreement; (c) any and all Losses resulting from, related to, or arising out of any Retained Liability or the imposition (including by operation of any bulk transfer or other Law) or attempted imposition upon Buyer by a third party of any Retained Liability; (d) any Losses resulting from, relating to or arising out of the claims of any broker, finder, or other Person acting in a similar capacity purportedly on behalf of Seller or Seller’s members in connection with the transactions herein contemplated; (e) any and all Losses resulting from, relating to, arising out of or caused by any Accounts Receivable that are not collected within one (1) year following the Closing Date; (f) any and all Losses resulting from, relating to, arising out of or caused by any retainage Accounts Receivable not collected within the later of (i) one year following the Closing Date or (ii) nine (9) months past due the completion date for the underlying project. The right of the Buyer Indemnitees to indemnification or payment of Losses based on Seller’s representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

8.2     Indemnification of Seller. Following the Closing, Buyer shall indemnify and hold harmless Seller (collectively, the “Seller Indemnitees”), from (a) any and all Losses resulting from, relating to, arising out of or caused by any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement, or Losses resulting from, relating to or arising out of any third party claim alleging facts or circumstances that would constitute an inaccuracy in or breach of any representation and warranty made by Buyer in this Agreement; (b) any and all Losses resulting from, relating to or arising out of any breach of any covenant or obligation made or incurred by Buyer in this Agreement; and (c) any Losses resulting from, relating to or arising out of the claims of any broker, finder, or other Person acting in a similar capacity purportedly on behalf of Buyer in connection with the transactions herein contemplated. The right of the Seller Indemnitees to indemnification or payment of Losses based on Buyer’s representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

8.3     Limitations on Indemnification. Notwithstanding any other provision of this Agreement, except in the event of Fraud Claims, the indemnification obligations provided for in this Agreement shall be subject to the limitations and conditions set forth in this Section 8.3. To the extent that any matter is both a breach of a representation or warranty and a breach of a covenant or a Retained Liability, such matter shall be deemed to be a breach of a covenant or a Retained Liability, as applicable, for purposes of this Article 8, and the limitations set forth in this Section 8.3 shall not apply.

8.3.1     Limitations of Indemnification of Buyer.

(a)     Any claim by a Buyer Indemnitee for indemnification pursuant to Section 8.1(a) shall be required to be made by delivering notice to Seller no later than the eighteen (18) month anniversary of the Closing Date. Notwithstanding the foregoing, (i) the representations and warranties made by Seller in Section 3.1 [Organization; Authority and Enforceability], Section 3.9.2(a) [Title] and Section 3.14 [Brokerage] (collectively, the “Seller Fundamental Reps”) and Fraud Claims shall survive indefinitely; (ii) the representations and warranties made by Seller in Section 3.5 [Taxes] and Section 3.7 [Employee Benefit Plans] shall survive until the ninetieth (90th) day following the expiration of the applicable statute of limitations (including valid extensions thereof); and (iii) the representations and warranties made by Seller in Section 3.9.2(c) [Sufficiency of Assets], Section 3.15 [Products], Section 3.10 [Intellectual Property] and Section 3.16 [Environmental Matters] shall survive until the third (3rd) anniversary of the Closing Date.

(b)     Except with respect to Fraud Claims or any inaccuracy in or breach of any of the Seller Fundamental Reps, the Buyer Indemnitees shall not be entitled to indemnification for any Losses arising under Section 8.1(a) until the aggregate amount of all of the Buyer Indemnitees’ claims for indemnification exceeds Fifty Thousand Dollars ($50,000) (the “Indemnification Threshold”), and thereafter Buyer Indemnitees shall be entitled to indemnification for the full amount of Losses with respect to such indemnification claims (including the amount of the Indemnification Threshold).

(c)     Buyer Indemnitees shall not be entitled to indemnification for any Losses arising under Section 8.1(c) with respect to any product or service warranty claims until the aggregate amount of Losses with respect to such product or service warranty claims exceeds Two Hundred Thousand Dollars ($200,000).

(d)        Except for Fraud Claims or claims for indemnification with respect to any inaccuracy in or breach of any of the Seller Fundamental Reps, the maximum indemnification amount to which the Buyer Indemnitees may be entitled under Section 8.1(a) shall be an amount equal to Two Million Five Hundred Sixty Two Thousand Five Hundred Dollars ($2,562,500) (the “Cap”).

8.3.2     Limitations on Indemnification of Seller.

(a)     Any claim by a Seller Indemnitee for indemnification pursuant to Section 8.2(a) shall be required to be made by delivering notice to Buyer no later than the eighteen (18) month anniversary of the Closing Date. Notwithstanding the foregoing, the representations and warranties made by Buyer in Section 4.1 [Organization; Authority] and Section 4.3 [Brokerage] (the “Buyer Fundamental Reps”) and Fraud Claims shall survive indefinitely.

(b)     Except for Fraud Claims or claims for indemnification with respect to any inaccuracy in or breach of the Buyer Fundamental Reps, Seller Indemnitees shall not be entitled to indemnification for any Losses under Section 8.2(a) until the aggregate amount of all of the Seller Indemnitees claims for indemnification exceeds the Indemnification Threshold, and thereafter Seller Indemnitees shall be entitled to indemnification for the full amount of indemnification claims (including the amount of the Indemnification Threshold).

(c)     Except for Fraud Claims or for claims for indemnification with respect to any inaccuracy in or breach of the Buyer Fundamental Reps, the maximum indemnification amount to which the Seller Indemnitees may be entitled under Section 8.2(a) shall be an amount equal to the Cap.

8.4     Procedures Relating to Indemnification. No claim for indemnification will arise until notice thereof is given to the party from whom indemnity is sought. In the event that any legal proceedings shall be instituted or any claim or demand be asserted by any third party in respect of which Seller on the one hand, or Buyer on the other hand, may have an obligation to indemnify the other(s), the party asserting such right to indemnity shall give or cause to be given to the party from whom indemnity may be sought written notice thereof (including the facts constituting the basis therefor) and such party shall have the right, at its option and expense, to be present at the defense of such proceeding, claim or demand, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the party asserting such right to indemnity, unless the party from whom indemnity is sought irrevocably acknowledges full and complete responsibility for indemnification of the party asserting such right to indemnity, in which case such party may assume such control through counsel of its choice. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such third party legal proceeding, claim or demand; provided, however, if the indemnifying party has assumed the defense of such a third party claim, the indemnifying party shall not, without the written consent of the indemnified party, enter into any settlement, compromise or discharge or consent to the entry of any judgment which imposes any expense, obligation or restriction upon the indemnified party, includes any obligations on the part of the indemnified party to take any future actions, or requires the indemnified party to admit or acknowledge to any fact or event, including any violation of law.

8.5     Limitation of Remedies. Each party acknowledges and agrees that from and after the Closing, the sole and exclusive remedy with respect to any and all claims relating to this Agreement or the transactions contemplated hereby (other than causes of action for which the remedy sought is equitable relief or causes of action arising from Fraud Claims) shall be pursuant to the indemnification provisions set forth in this Article 8.

ARTICLE 9

Certain Definitions

When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 9, or elsewhere in this Agreement as indicated in this Article 9:

“Accounts Receivable” is defined in Section 2.1.1(a).

“Acquired Assets” is defined in Section 2.1.1.

“Acquired Permits” is defined in Section 2.1.1(h).

“Acquisition Balance Sheet” is defined in Section 3.3.2.

An “Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.

“Agreement” means this Asset Purchase Agreement, as may be amended from time to time.

“Akron Facilities” means the facilities of Seller used in its operation of the Business located at 735 Glaser Parkway, Akron, Ohio 44306.

“Assignment and Assumption Agreement” is defined in Section 5.1(a).

“Assumed Accrued Liabilities” is defined in Section 2.1.3(c).

“Assumed Contracts” is defined in Section 2.1.1(e).

“Assumed Liabilities” is defined in Section 2.1.3.

“Business” is defined in the Recitals.

“Business Intellectual Property” is defined in Section 2.1.1(d).

“Buyer” is defined in the preamble of this Agreement.

“Buyer Ancillary Agreements” is defined in Section 4.1.2.

“Buyer Fundamental Reps” is defined in Section 8.3.2(a).

“Buyer Indemnitees” is defined in Section 8.1.

“Charter Documents” means the articles of incorporation, articles of organization, certificate of incorporation, limited partnership agreement, limited liability company operating agreement, and bylaws (or equivalent documents) of any business entity.

“Closing” and “Closing Date” are defined in Article 6.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Confidential Information” is defined in Section 7.2.1.

“Contract” means any written contract, agreement, commitment, purchase order, note, bond, mortgage, indenture, lease, license and other legally binding arrangement to which Seller is bound as of the date hereof which arose out of Seller’s operation of the Business.

“Disclosure Schedule” means the Disclosure Schedules annexed hereto and made a part hereof.

“Disposal,” “Storage” and “Treatment” shall have the meanings assigned them in the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. (“RCRA”) or any similar state or local Law, provided, however, that such terms shall be applied to all “Hazardous Materials,” not solely to “hazardous waste,” as defined in RCRA.

“Employment Agreement” is defined in Section 5.1(i).

“Enforceability Exceptions” is defined in Section 3.1.2.

“Environmental Law” means all Laws relating to pollution, contamination or pertaining to protection of the environment (including soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), ground waters, drinking water supply, stream sediments, ambient air, indoor air, plant and animal life and any other environmental medium or natural resource or public or worker health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means, with respect to Seller, any Person which is or has ever been a member of a “controlled group of corporations” with, or under “common control” with, Seller (within the meaning of Section 414(b) or (c) of the Internal Revenue Code) or which is or has ever been a member of an “affiliated service group” with Seller (within the meaning of Section 414(m) of the Internal Revenue Code) or any Person which is or has ever been required to be aggregated with Seller under Section 4001(b) of ERISA.

“Excluded Assets” is defined in Section 2.1.2.

“Excluded Contracts” is defined in Section 2.1.2(k).

“Excluded Employees” is defined in Section 7.3.1.

“Excluded Records” is defined in Section 2.1.2(i).

“Financial Information” is defined in Section 3.3.2.

“Fixed Assets” is defined in Section 2.1.1(c).

“Fraud Claims” means claims relating to fraud, criminal activity, bad faith, intentional misrepresentation or intentional misconduct.

“GAAP” means United States generally accepted accounting principles as in effect either from time to time as applied to periods prior to the Closing Date or as applied on the Closing Date, as applicable, and in either case, applied on a basis consistent with the past practices of Seller.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of any such government or political subdivision, or any self-regulated organization or other non-governmental regulating authority (to the extent that the rules, regulations or orders of such authority have the force of law), or any arbitrator, tribunal or court of competent jurisdiction.

“Hazardous Material” means any chemical, substance, waste, material, pollutant, or contaminant, the use, management, handling, generation, importing, distribution, manufacturing, processing, production, recycling, reclaiming, Storage, Disposal, Treatment, transportation or Release of which is regulated under Law, or which is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor (including, without limitation, crude oil or any fraction thereof, gasoline, diesel fuel and other petroleum hydrocarbons), polychlorinated biphenyls and asbestos, regardless of whether specifically listed or designated as a hazardous substance under any Environmental Law.

“Indemnification Threshold” is defined in Section 8.3.1(b).

“Intellectual Property” means all rights arising from or in respect of any of the following in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing (collectively “Patents”), (ii) internet domain names, trademarks, service marks, service names, trade dress rights, trade names, brand names, slogans, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith (collectively, “Marks”), (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, and mask works and registrations and applications for registration thereof (“Copyrights”), (iv) computer software, (specifically excluding all shrink wrap software), data, data bases and documentation thereof, (v) trade secrets and other confidential and proprietary information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) (collectively, “Trade Secrets”), and (vi) copies and tangible embodiments thereof (in whatever form or medium).

“Inventory” is defined in Section 2.1.1(b).

“Law” means any common law decision and any federal, state, regional, local or foreign law, statute, ordinance, code, rule, regulation or Order.

“Leases” is defined in Section 3.9.1.

“Lease Agreement” is defined in Section 5.1(g).

“Leased Real Property” means all real property leased by Seller in the operation of the Business, together with all improvements, buildings and fixtures located thereon and appurtenant rights and interests associated therewith.

“Liability” and “Liabilities” means any responsibility, obligation, duty, commitment, claim or liability, whether known or unknown, accrued, absolute, contingent or otherwise.

“License” is defined in Section 3.10.

“Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.

“Loss” or “Losses” means any and all losses, Liabilities, damages, costs, expenses, penalties, actions, notices of violation, and notices of liability and any claims in respect thereof (including, without limitation, amounts paid in settlement and reasonable costs of investigation and legal expenses).

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence that would be (or could reasonably be expected to be), individually or in the aggregate, materially adverse to the condition (financial or otherwise), results of operations, assets (considered in the aggregate), Liabilities, equity, business or prospects of Seller relating to the Business.

“Material Contracts” is defined in Section 3.11.

“Material Customers and Suppliers” is defined in Section 3.18.

“Multiemployer Plan” means any multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

“Non-Competition Period” is defined in Section 7.2.2.

“Non-Transferable Assets” is defined in Section 7.4.

“Offered Employees” is defined in Section 7.3.1.

“Off-the-Shelf Software” means off-the-shelf personal computer software as such term is commonly understood, that is commercially available under non-discriminatory pricing terms on a retail basis for less than $300 per seat and used solely on the desktop personal computers of the Business.

“Order” means any judgment, injunction, award, decision, decree, ruling, verdict, writ or order of any nature of any Governmental Authority.

“Pension Plan” means an employee benefit plan, program or arrangement subject to Section 302 or Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Permits” is defined in Section 3.8.

“Permitted Liens” means (a) all liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable, (b) mechanics’, workmens’, repairmens’, warehousemens’, carriers’ or other statutory liens arising or incurred in the ordinary course of business for amounts not yet due and payable, and (c) in the case of real property, liens of record or other minor defects of title that do not and are not reasonably expected to materially interfere with the use of such real property or materially diminish the value thereof.

“Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

“Plan” means (i) all employee benefit plans (as defined in Section 3(3) of ERISA), (ii) all bonus (including transaction bonus), incentive compensation, equity or equity-based, stock appreciation right, phantom stock, restricted stock, restricted stock unit, performance stock, performance stock unit, employee stock ownership, stock purchase, deferred compensation, change in control, employment, noncompetition, nondisclosure, vacation, holiday, sick leave, retention, severance, retirement, savings, pension, money purchase, target benefit, cash balance, excess benefit, supplemental executive retirement, profit sharing, life insurance, cafeteria (Section 125), adoption assistance, dependent care assistance, voluntary employees beneficiary, multiple employer welfare, medical, dental, vision, severance, change in control, multiple employer welfare, supplemental unemployment compensation, accident, disability, fringe benefit, welfare benefit, paid time off, employee loan, and salary continuation plans, programs, policies, agreements, arrangements, commitments, practices, contracts, associations and understandings (written or unwritten) including, without limitation, any trust, escrow or other agreement related thereto and any similar plans, programs, policies, agreements, arrangements, commitments, practices, contracts and understandings (written or unwritten), and (iii) all employee benefit plans pursuant to foreign Laws.

“Prepaid Assets” is defined in Section 2.1.1(h).

“Product Liability Claim” is defined in Section 3.15.2.

“Purchase Price” is defined in Section 2.2.1(a).

“Removal,” “Remedial” and “Response” actions shall include the types of activities covered by the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., RCRA and other comparable Laws, whether the activities are those that might be taken by a Governmental Authority or those that a Governmental Authority might seek to require of third parties under “removal,” “remedial” or other “response” actions.

“Retained Businesses” means Seller’s data center product line (i.e., KyotoCooling), and Seller’s Thermotech division.

“Retained Liabilities” is defined in Section 2.1.4.

“Restrictive Covenant Agreements” is defined in Section 5.1(j).

“Seller” is defined in the preamble of this Agreement.

“Seller Ancillary Agreements” is defined in Section 3.2.1.

“Seller Fundamental Reps” is defined in Section 8.3.1(a).

“Seller Indemnitees” is defined in Section 8.2.

“Seller Plan” means any Plan to which Seller contributes to, is a party to, is bound by or could reasonably be expected to have liability (whether known, accrued, absolute, contingent, liquidated or otherwise) with respect to, and under which directors, employees, independent contracts, consultants or other members of the workforce of Seller are or have been eligible to participate or derive a benefit, in each case related to the Business.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, FICA, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“To Seller’s Knowledge” means (a) the actual knowledge of Joseph E. Miketo, Thomas Elmore, Donna Drumheller, and Walter Himmelman and (b) the knowledge that the persons set forth in the preceding clause (a) would reasonably be expected to have after reasonable inquiry of his or her direct reports and Seller’s books and records.

“Trade Payables” is defined in Section 2.1.3(a).

“Transferred Employees” is defined in Section 7.3.1.

“TSCA” means the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., as amended, and any and all rules and regulations adopted pursuant thereto.

“WARN Act” is defined in Section 3.6.

ARTICLE 10

Construction; Miscellaneous Provisions

10.1     Notices. Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

10.1.1     If to Buyer:

Hickok Incorporated

10514 Dupont Ave,

Cleveland, OH 44108

Attention: Brian Powers

E-mail: bpowers@hickok-inc.com

               with a copy to:

Calfee, Halter & Griswold LLP

1405 East Sixth Street

Cleveland, Ohio 44114

Attention: John Jenkins

E-mail: jjenkins@calfee.com

10.1.2     If to Seller Parties, to:

Data Cooling Technologies LLC

1777 Miller Parkway

Streetsboro, Ohio 44121

Attention: Joseph Miketo

               With a copy to:

Mansour Gavin LPA

1001 Lakeside Avenue, Suite 1400

Cleveland, Ohio 44114

Attention: Jeffrey Embleton

E-Mail: jembleton@mggmlpa.com

or in any case, to such other address for a party as to which notice shall have been given to Buyer and Seller in accordance with this Section. Notices so addressed shall be deemed to have been duly given (i) on the third business day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next business day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by facsimile transmission or electronic mail, if electronically confirmed. Otherwise, notices shall be deemed to have been given when actually received at such address.

10.2     Entire Agreement. This Agreement and the schedules and exhibits hereto constitute the exclusive statement of the agreement among Buyer and Seller Parties concerning the subject matter hereof, and supersedes all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

10.3     Modification. No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.

10.4     Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Buyer, Seller Parties, and the respective successors and permitted assigns of Buyer and of Seller Parties.

10.5     Headings. The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

10.6     Number and Gender; Inclusion. Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”

10.7     Counterparts. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other copy of a signature shall be deemed an original for purposes of this Agreement.

10.8     Third Parties. Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder. Buyer Indemnitees and Seller Indemnitees who are not otherwise parties to this Agreement shall be third party beneficiaries of this Agreement.

10.9     Time Periods. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next business day.

10.10     Governing Law; Jurisdiction. This Agreement shall be construed under and governed by the Laws of the State of Ohio, without giving effect to choice of laws principles that would require or permit application of the Laws of another jurisdiction. Each party hereto agrees that any claim relating to this Agreement shall be brought solely in the state or federal courts located in Cuyahoga County, Ohio, and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto. The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 10.1 of this Agreement, and service so made shall be complete as stated in such Section.

[Signature page follows]

IN WITNESS WHEREOF, Buyer and Seller Parties have executed and delivered this Asset Purchase Agreement as of the date first written above.

BUYER:

HICKOK ACQUISITION A LLC

By: /s/ Brian E. Powers

Name: Brian E. Powers

Its: President

SELLER:

AIR ENTERPRISES ACQUISITION

LLC

By: /s/Joseph E. Miketo

Name: Joseph E. Miketo

Its: CEO/President

MEMBER:

/s/A. Malachi Mixon, III

A. Malachi Mixon, III

/s/ William M. Weber

William M. Weber